Exhibit 99.1
NEWS BULLETIN	RE:NOBLE ROMAN'S, INC.
6612 E. 75th Street, Suite 450
Indianapolis, IN 46250

FOR ADDITIONAL INFORMATION, CONTACT:
Media Information - Scott Mobley, President &CEO:smobley@nobleromans.com
Investor Relations - Paul Mobley, Executive Chairman:pmobley@nobleromans.com

Noble Roman’s Completes Strategic New Financing Package

(Indianapolis, Indiana) –February 10, 2020. Noble Roman's, Inc. (OTCQB: NROM),the Indianapolis based franchisor and operator of Noble Roman’s Pizza and Noble Roman’s Craft Pizza & Pub announced today that it has completed a new financing package that provides for three new company-owned Craft Pizza & Pub locations, the repayment of its existing term loan and the repayment of all non-extended subordinated convertible debt.

The development funds provided for in the new financing package will be used for three new units of the company’s flagship Craft Pizza & Pub restaurants. These new locations will be developed in central Indiana in areas surrounding Indianapolis and are planned to be opened during the current year, 2020. In addition, the new financing package consolidated the company’s existing debt with the new expansion capital by repayingthe balance of $4.2 million on former bank loans, which represented the remaining balance of term loans in the original amount of $6.1 million. The new loan also provided funds to repay $1,275,000 of the company’s subordinated convertible debt leaving $625,000 of subordinated debt for which the maturity had previously been extended to January 31, 2023.

The new financing consists of an $8 million senior secured term loan with a 5-year maturity. The cash interest rate on the term loan is LIBOR + 7.75% per annum, which at the current time would be 9.42% per annum, payable monthly in arrears. The term loan also calls for payment-in-kind (PIK) interest of 3% per annum. The term loan does not require any fixed principal amortization until February 28, 2023. Thereafter, principal payments will be made at the rate of $33,333 per month. Additional principal payments will be made utilizing a formula which is based on adjusted EBITDA minus capital expenditures, the cash portion of interest charges, any cash taxes paid, the regularly scheduled debt payments, increases or minus decreases in working capital, extraordinary non-operating losses, and certain charges attributable to de novo new restaurant openings. The new term loan requires customary covenants for a loan of this nature along with two standard financial requirements which must be maintained.

The new financing package also results in a significant decrease in potential future equity dilution in the amount of 1,575,000 shares. The repayment of the $1,275,000 in subordinated debt eliminates 3,825,000 shares of potential future dilution where the company would likely receive no cash. In exchange, the company has issued warrants for 2,250,000 shares which must be exercised for cash and which have forced exercise provisions. These warrants were issued in three tranches. Tranche 1 is a warrant for 1,200,000 shares at an exercise price of $.57 per share; Tranche 2 is for 900,000 shares at an exercise price of $.72 per share; Tranche 3 is for 150,000 shares at an exercise price of $.97 per share. All warrants must be exercised for cash - no cashless exercise is allowable. There is a forced exercise provision for Tranche 1 if the company's stock is trading at $1.40 per share and for Tranche 2 if the company's stock is trading at $1.50 per share. The exercise of the warrants would provide the company with additional funds to further expand the number of company-owned Craft Pizza & Pub locations.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, the success of new franchise programs, including the new Noble Roman’s Craft Pizza & Pub format, the company’s ability to successfully operate an increased number of company-owned restaurants, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and dependence on continued involvement of current management. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended. The company undertakes no obligations to update the information in this press release for subsequent events.